Exhibit 5.3

Suite 900 Purdy’s Wharf Tower One 1959 Upper Water Street Halifax, NS Canada B3J 3N2	Correspondence: P.O. Box 997 Halifax, NS Canada B3J 2X2	Telephone: 902.420.3200 Fax: 902.420.1417 halifax@smss.com www.smss.com	Charles S. Reagh Direct Dial: 902.420.3335 Direct Fax: 902.496.6173 csr@smss.com

File Reference: SM003874 -197

March •, 2011

Hexion Nova Scotia Finance, ULC

180 East Broad Street

Columbus, OH 43215

Dear Sirs:

We render this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Hexion U.S. Finance Corp., a Delaware corporation, and Hexion Nova Scotia Finance, ULC, a Nova Scotia unlimited company (“Hexion ULC” and together, the “Issuers”), in connection with the Issuers’ offer to exchange up to US$440,000,000 aggregate principal amount of the Issuers’ 9.0% Second-Priority Senior Secured Notes due 2020, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for a like principal amount of the Issuers’ outstanding 9.0% Second-Priority Senior Secured Notes due 2020 (the “Old Notes”) with the Exchange Notes to be guaranteed by Momentive Specialty Chemicals Inc. (the “Parent”) and certain other subsidiaries of the Parent (the “Subsidiary Guarantors”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and unlimited liability company records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

To enable us to render the opinion set forth below, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (as we considered necessary or appropriate for enabling us to express the opinions set forth below including, without limitation:

(a)	the indenture dated as of November 5, 2010 (the “Indenture”) among the Issuers, the Parent, each Subsidiary Guarantor listed on the signature pages thereto, and Wilmington Trust Company, as Trustee (in such capacity, the “Trustee”), providing for the issuance of and the form of the Old Notes and the Exchange Notes;

(b)	a certificate of status (the “Certificate of Status”) pertaining to Hexion ULC issued on behalf of the Registrar of Joint Stock Companies for the Province, dated March •, 2011;

(c)	the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of Hexion ULC contained in the minute book of Hexion ULC;

(d)	the Offering Circular of the Issuers dated October 27, 2010 (the “Final Offering Circular”);

(e)	resolutions of the board of directors of Hexion ULC authorizing, among other things, the execution, delivery and performance of the Indenture and the issuance of the Exchange Notes; and

(f)	a certificate of an officer of Hexion ULC dated the date hereof (the “Officer’s Certificate”).

As a basis for our opinions expressed below, we have assumed the completeness, truth, currency and accuracy of all facts in official public records, indices, registers and filing systems and certificates and other documents supplied by public officials, including, without limitation, the Certificate of Status and that all facts addressed and statements made in certificates supplied to us by an officer of Hexion ULC, including the Officer’s Certificate, are complete, true and accurate as of, and at all material times prior to, the date of this letter. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Our opinions herein reflect only the application of applicable laws of the Province of Nova Scotia including the federal laws of Canada applicable therein (“Applicable Laws”). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or affect of any laws, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	Hexion ULC has been duly amalgamated and is validly existing in good standing as to the payment of annual fees and filing of annual returns under the laws of the Province of Nova Scotia, with corporate power to own its properties and assets and to carry on its business as described in the Final Offering Circular.

2.	The execution, delivery and performance of the Indenture have been duly authorized by all necessary corporate action of Hexion ULC, and the Indenture has been duly executed and delivered by Hexion ULC.

3.	The Exchange Notes have been duly authorized by all necessary corporate action of Hexion ULC.

4.	The execution, delivery and performance of obligations under the Indenture and the issuance and sale of the Exchange Notes by the Issuers do not and will not (a) violate the provisions of the memorandum of association or articles of association of Hexion ULC or (b) violate any Applicable Laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

Stewart McKelvey